Filed Pursuant to Rule 424(b)(3)
File Number 333-151723

Prospectus Supplement No. 2 dated November 20, 2008
(To Prospectus dated August 7, 2008 and filed on August 7, 2008 - File No. 333-151723)

INFOSMART GROUP, INC.

19,303,970 Class A Warrants

19,303,970 shares of Common Stock

This Prospectus Supplement, together with the Prospectus listed above, is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

This Prospectus Supplement supplements our prospectus dated August 7, 2008 with the following additions and changes:

1)	Update our prospectus dated August 7, 2008 with the attached following document:

a.	Financial Information for the quarterly period ended: September 30, 2008.

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

INDEX TO FILINGS

Annex

Financial Information for the quarterly period ended: September 30, 2008	A

ANNEX A

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Infosmart Group, Inc.

Condensed Consolidated Financial Statements
For the nine months ended September 30, 2008 and 2007
(Stated in U.S. Dollars)

INDEX TO FINANCIAL STATEMENTS

Page
Condensed Consolidated Statements of Operations	F-2
Condensed Consolidated Balance Sheets	F-3 - F-4
Condensed Consolidated Statements of Cash Flows	F-5 - F-6
Notes to Condensed Consolidated Financial Statements	F-7

INFOSMART GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net sales	$8,548,142	$25,615,603	$22,877,226	$52,922,049

Cost of sales	(4,437,490)	(21,041,992)	(15,961,181)	(41,461,818)

Gross profit	4,110,652	4,573,611	6,916,045	11,460,231

Administrative expenses	(2,166,313)	(1,035,288)	(4,450,718)	(3,220,967)

Selling and distributing costs	(102,817)	(142,983)	(278,519)	(384,032)

Income from operations	1,841,522	3,395,340	2,186,808	7,855,232

Other income	47,231	833,843	1,014,769	1,413,542

Interest expenses	(136,685)	(144,480)	(571,757)	(478,920)

Income before income taxes	1,752,068	4,084,703	2,629,820	8,789,854

Income taxes - note 4	(409,531)	(606,662)	(460,840)	(1,109,839)

Net income	1,342,537	3,478,041	2,168,980	7,680,015

Minority interest	(19,195)	2,252	(34,979)	7,276

Net income before dividend	1,323,342	3,480,293	2,134,001	7,687,291

Series B preferred dividend	(36,605)	(114,045)	(189,313)	(364,168)

Net income applicable to common shareholders	1,286,737	3,366,248	1,944,688	7,323,123

Earning per share - note 9

- basic	$0.01	$0.02	$0.01	$0.05

- dilutive	$0.01	$0.02	$0.01	$0.05

Weighted average shares outstanding

- basic	161,560,520	142,294,295	161,560,520	142,294,295

- dilutive	166,517,522	142,964,178	166,517,522	142,964,178

See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$850,232	$1,023,440
Trade receivables	25,419,572	38,725,882
Prepaid expenses and other receivables	3,537,318	544,345
Prepaid tax	30,860	13,847
Inventories (net of allowance for doubtful accounts of $Nil for 2008 and 2007) - note 6	4,269,189	3,396,194

Total current assets	34,107,171	43,703,708
Deferred tax assets - note 4	-	-
Plant and equipment, net - note 7	27,964,467	31,093,668
Intangible assets	1,599,020	1,810,655

TOTAL ASSETS	$63,670,658	$76,608,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$9,267,947	$25,809,022
Other payables and accrued liabilities	1,574,341	1,672,468
Income tax payable	-	696,946
Current portion of bank borrowings - note 8	6,696,249	6,762,553
Finance lease payable	14,256	34,570
Current portion of other loans	1,889,018	5,065,639

Total current liabilities	19,441,811	40,041,198
Non-current portion of bank borrowings - note 8	456,717	2,092,949
Non-current portion of other loans	8,516,789	717,423
Advance from a related party	929,751	929,634
Deferred tax liabilities - note 4	2,732,350	2,305,729

TOTAL LIABILITIES	$32,077,418	$46,086,933

INFOSMART GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (CONT’D)
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(Stated in U.S. Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
COMMITMENTS AND CONTINGENCIES - note 10
Series B Redeemable Convertible Preferred Stock: No par value - note 11
Authorized 1,800,000 shares; Issued and outstanding:
2008 - Nil shares and 2007 - 597,011 shares	$-	$1,690,222
Minority interest	63,156	43,961

STOCKHOLDERS’ EQUITY
Common stock: No par value - note 11
Authorized: 300,000,000 shares; Issued and outstanding:
2008 - 161,560,520 shares and 2007 -144,248,708 shares	4,557,827	2,412,605
Additional paid-in-capital - note 11	8,118,664	8,118,664
Accumulated other comprehensive income	2,775,772	1,517,003
Retained earnings	16,077,821	16,738,643

TOTAL STOCKHOLDERS’ EQUITY	31,530,084	28,786,915

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,670,658	$76,608,031

See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007
(Unaudited)
(Stated in U.S. Dollars)

	Nine months ended September 30,
	2008	2007

Cash flows from operating activities
Net income	$2,168,980	$7,680,015
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	3,254,739	2,079,711
Deferred income taxes	51,309	223,223
Amortization of license usage right	211,635	209,367
Loss on disposal of property, plant and equipment	-	119,898
Profit on disposal of property, plant and equipment	(38,132)	-
Changes in operating assets and liabilities:
Trade receivables	13,306,310	(16,023,732)
Prepaid expenses and other receivables	(2,992,973)	(105,493)
Inventories	(872,995)	(301,404)
Amount due from related party	-	(5,607)
Trade payables	(16,541,075)	7,335,580
Advance from a related party	-	615,440
Dividend payable	-	9,455
Other payables and accrued liabilities	98,127	(2,719,687)

Net cash flows used in operating activities	(1,354,075)	(883,234)

Cash flows from investing activities
Payment for acquisition of fixed assets	(469,216)	(1,288,719)
Proceeds from disposal of plant and equipment	90,000	920,622

Net cash flows used in investing activities	(379,216)	(368,097)

Cash flows from financing activities
Dividend paid	(189,313)	(364,168)
New bank loans raised	353,844	2,568,430
Repayment of non-recurring bank loans	(2,068,750)	(1,105,226)
Issuance of common stock	455,000	-
Proceeds from other loans	3,564,062	57,769
Repayment of other loans	(363,367)	-
Increase in restricted cash	-	360,686
Increase in bank overdrafts	157,424	-
Advance from a related party	-	5,101
New obligations under capital leases	-	17,488

Net cash flows provided by financing activities	1,908,900	1,540,080

Effect of foreign currency translation on cash and cash equivalents	(348,817)	102,196

Net (decrease) / increase in cash and cash equivalents	(173,208)	390,945

Cash and cash equivalents, beginning of period	1,023,440	206,258

Cash and cash equivalents, end of period	$850,232	$597,203

INFOSMART GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007
(Unaudited)
(Stated in U.S. Dollars)

	Nine months ended September 30,
	2008	2007

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$571,757	$261,778
Income taxes	100,040	51,480

Non-cash investing and financing activities:
Conversion of Series B Shares to common stock	$1,690,222	$685,393
See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

1.	Basis of Presentation

The accompanying condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements and the notes included in the 2007 annual report filed with the Securities and Exchange Commission.

2.	Descriptions of Business

The Company is in the business of developing, manufacturing, marketing, and sales of recordable digital versatile disc (“DVDR”) media and recordable compact discs (“CDR”). We have also been developing our DVD-R manufacturing basis in both Hong Kong and Brazil to capture the worldwide market. As the “war” between high density format DVDR (“HD-DVD”) and Blu-ray DVD formats has ended with the Blu-ray DVD format surviving in the marketplace to become the latest format of DVD recordable media, we have a new perspective in business development in the world market for the next five years. We have acquired the first set of Blu-ray DVD replication systems in China and Hong Kong and will devote more resources to developing the market for Blu-ray DVD replication systems. We have customers in Western Europe, Australia, China, and South America.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of Infosmart Group, Inc. and its subsidiaries. Significant intercompany transactions have been elimination in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

As of September 30, 2008, the particulars of the subsidiaries are as follows:

Name of company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Infosmart Group Limited	British Virgin Islands	March 23, 2005	100%	US$1,427,794
Infoscience Media Global Limited	British Virgin Islands	May 17, 2007	100%	US$1
Portabello Global Limited	British Virgin Islands	March 21, 2007	100%	US$1
Info Smart International Enterprises Limited	Hong Kong	September 26, 2003	100%	US$25.65 (HK$ 200)
Info Smart Technology Limited	Hong Kong	December 14, 2001	100%	US$618,075 (HK$4,820,000)
Infoscience Media Limited	Hong Kong	September 10, 2004	1000%	US$1,282 (HK$10,000)
Infoscience Holdings Limited	Hong Kong	February 23, 2004	100%	US$13 (HK$100)
Discobrás Industria E Comercio De Electro Electronica Ltda	Brazil	March 2006	99.42%	US$7,977,072

Minority Interests

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Industria E Comercio De Electro Electronica Ltda (“Discobrás”), in Brazil. Discobrás has a social capital of $8,046,281 (equivalent to R$17,385,600), of which 99.42% or $8,000,000 (equivalent to R$17,285,600) has been subscribed by the Company. The minority interests have been recognized in the accompanying financial statements.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies (continued)

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, and the estimation on useful lives of property, plant, and equipment. Actual results could differ from those estimates.

Intangible Assets

Intangible assets are license usage rights and stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by one of the Company’s subsidiaries, Infoscience Holdings Limited (“IHL”).

Revenue Recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Income Taxes

The Company accounts for income tax using as asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Dividends

Dividends are recorded in the Company’s financial statements in the period in which they are declared.

The Series B Convertible Preferred Stock carried dividends at 8% per annum payable quarter in cash in U.S. dollars.

Comprehensive Income

The Company has adopted SFAS 130, “Reporting Comprehensive Income,” which establishes standards for reporting and display of comprehensive income, its components, and accumulated balances.

Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The functional currencies of the Company are Hong Kong dollars (“HK$”) and Brazil dollars (Real$). The Company maintains its financial statements in the functional currencies. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates, revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment to other comprehensive income, a component of stockholders’ equity.

The exchange rates in effect at September 30, 2008 and 2007 were HK$1 for $0.1287 and $0.1286 US dollars and Real $1 for $0.5274 and $0.5449, respectively. The average exchange rates for 2008 and 2007 were HK$1 for $0.12835 and $0.12818 US dollars and Real $1 for $0.57529 and $0.5163 US dollars, respectively. There was no significant fluctuation in the exchange rates for the conversions between HK dollars and U.S. dollars after the balance sheet date. The exchange rate between Real dollars and U.S. dollars, however, changed from Real$0.5274 for US$1 on September 30, 2008 to Real$0.4455 to US$1 on November 17, 2008.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, and trade and other payables, approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price, or credit risks arising from these financial instruments.

The Company is exposed to certain foreign currency risk from export sales transactions and recognized trade receivables as they will affect the future operating results of the Company. The Company did not have any hedging activities during the reporting period. As the functional currencies of the Company are HK$ and Real$, the exchange difference on translation to U.S. dollars for reporting purpose is taken to other comprehensive income.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies (continued)

Basic and Diluted Earnings per Share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the period.

Diluted earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The Company’s common stock equivalents at September 30, 2008 include the following:

Detachable common stock warrants	28,510,347
Placement agent warrants	3,740,577
32,250,924

Cash and Cash Equivalents

Cash and cash equivalents include all cash, deposits in banks, and other highly liquid investments with initial maturities of three months or less.

Trade Receivables

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for one year, and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions, and product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies (continued)

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs, and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts, and the net amount less proceeds from disposal is charged or credited to income.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (Revised 2007), BUSINESS COMBINATIONS. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB. No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its financial statements.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company but may be applicable to the Company’s future financial reporting.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

4.	Income Taxes

The components of the provision for income taxes in Hong Kong are:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Current taxes	$409,531	$639,243	$460,840	$854,219
Deferred taxes	-	(32,581)	-	255,620

	$409,531	$606,662	$460,840	$1,109,839

The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the three months and nine months ended September 30, 2008 and 2007. The statutory tax rate is 34%.

The Company’s subsidiary incorporated in the BVI is not subject to income taxes under the current laws of BVI.

The Company’s subsidiaries operating in Hong Kong are subject to profits tax rate of 17.5% on the estimated assessable profits during the periods.

Deferred tax (assets) liabilities as of September 30, 2008 and December 31, 2007 are composed of the following:

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Hong Kong
Operating losses available for future periods	$-	$-
Temporary difference on accelerated tax depreciation on plant and equipment	2,732,350	2,305,728

The United States
Operating losses available for future periods	$(115,773)	$(482,683)
Valuation allowance	115,773	482,683

Deferred tax liabilities, net	$2,732,350	$2,305,728

Recognized in the balance sheet:
Net deferred tax assets	$-	$-
Net deferred tax liabilities	2,732,350	2,305,728

	$2,732,350	$2,305,728

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

5.	Comprehensive Income

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Net income (loss) applicable to common shareholders	$1,944,688	$$7,323,123
Foreign currency translation adjustments	859,261	(32,414)

Total comprehensive income	$2,803,949	$7,290,709

6.	Inventories

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Raw materials	$679,620	$1,190,330
Work in progress	743,032	15,974
Finished goods	2,846,537	2,189,890

	$4,269,189	$3,396,194

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

7.	Plant and Equipment

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Costs
Production lines and equipment	$38,141,869	$38,034,178
Leasehold improvements	2,108,128	2,132,378
Furniture, fixtures and office equipment	220,534	221,393
Motor vehicles	303,506	260,550

	40,774,037	40,648,499

Accumulated depreciation
Production lines and equipment	11,579,910	8,666,845
Leasehold improvements	1,121,291	811,850
Furniture, fixtures and office equipment	58,479	50,662
Motor vehicles	49,890	25,474

	12,809,570	9,554,831

Net
Production lines and equipment	26,521,959	29,367,333
Leasehold improvements	986,837	1,320,528
Furniture, fixtures and office equipment	162,055	170,731
Motor vehicles	293,616	235,076

	$27,964,467	$31,093,668

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

7.	Plant and Equipment (continued)

An analysis of production lines and equipment pledged to banks for banking facilities (note 8(a)) granted to the Company is as follows:

	Pledged for banking facilities
	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Costs	$14,724,398	$14,724,398
Accumulated depreciation	(4,794,146))	(4,115,101))

Net	$9,930,252	$10,609,297

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Depreciation for the period	$679,045	$143,745

The components of depreciation charged are:

	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Included in factory overheads
Production lines and equipment	$2,913,065	$1,143,458

Included in operating expenses
Leasehold improvements	309,441	180,562
Furniture, fixtures and office equipment	7,817	14,716
Motor vehicles	24,416	8,248

	341,674	203,526

	$3,254,739	$1,346,984

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

8.	Bank Borrowings

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Secured:
Bank overdrafts repayable on demand	$351,807	$194,423
Repayable within one year
Non-recurring bank loans	2,326,068	2,310,090
Other bank borrowings	4,018,374	3,665,280

	6,696,249	6,169,793

Repayable after one year
Non-recurring bank loans	456,717	2,092,949

	7,152,966	8,262,742

Unsecured:
Other bank borrowings	0	592,760

	$7,152,966	$8,855,502

The above banking borrowings were secured by the following:

(a)	first fixed legal charge over 17 DVDR production lines with carrying amounts of $9,930,252 (note 9); and

(b)	joint and several guarantees executed by two beneficial shareholders of the Company, a spouse of one of the beneficial shareholders, and a director of the Company’s subsidiary.

9.	Earnings per Share

The Company’s potentially dilutive securities at September 30, 2008 include the following:

Detachable common stock warrants	28,510,347
Placement agent warrants	3,740,577

32,250,924

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

10.	Commitments and Contingences

Operating Lease Commitments

The company leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through 2010, with an option to renew. All leases are on a fixed repayment basis. None of the leases include contingent rentals. Minimum future commitments under these agreements payable as of September 30, 2008 are as follows:

Period ending September 30,
2008	$24,686
2009	$98,743
2010	$28,800

Contingencies

From time to time, the Company is subject to legal claims and legal proceedings that arise in the ordinary course of our business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any pending legal proceedings against the Company other than the following:

Stanley Rosner v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524. This is a breach of contract, fraud and tortuous interference action seeking $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation dated May 7, 1998, Mr. Rosner agreed to transfer the action to the Supreme Court in New York County after conceding Nassau County was not the proper venue for the action. Since that date, Mr. Rosner has neither transferred the case nor pursued it further.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

11.	Common Stock and Series B Convertible Preferred Stock

	Common Stock		Series B Convertible Preferred Stock		Additional
	No. of		No. of		paid-in
	shares	Amount	shares	Amount	Capital

Balance, January 1, 2008	144,248,708	$2,412,605	597,011	$1,690,222	$8,118,664

Issuance of common stock	1,300,000	$455,000	-	-	-

Conversion of Series B to common stock on various dates	16,011,812	$1,690,222	(597,011)	$(1,690,222)	$8,118,664

Balance, September 30, 2008	161,560,520	$4,557,827	-	$-	$8,118,664

Common Stock

The number of authorized shares of the Company’s common stock is 300,000,000 shares. The shares have no par value.

Series B Convertible Preferred Stock

The material terms of the Company’s Series B Preferred Stock are summarized below.

Voting: The holders of Preferred Stock (including the investors acquiring such shares as part of a financing after the closing of the Company’s share exchange transaction in 2006) were entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Preferred Stock carried a number of votes equal to the number of shares of common stock issuable as if converted at the record date.

Dividends: The Series B Convertible Preferred Stock was cumulative and non-participating, and carried dividends at 8% per annum payable quarterly in cash in U.S. Dollars.

Conversion: The outstanding and unconverted Series B Convertible Preferred Stock were convertible into shares of the Company’s common stock at the Conversion Price then in effect by delivering to the holders an Automatic Conversion Notice upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion was permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) the Company was in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement was effective and had not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement was effective and had not been suspended by the SEC and no event had occurred which would have likely resulted in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event (as described under “Redemption Rights” in the Company’s Current Report on Form 8-K filed with the Commission on August 24, 2006) had occurred and was continuing.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

11.	Common Stock and Convertible Preferred Stock (continued)

All shares of Series B Convertible Preferred Stock outstanding on August 16, 2008 were automatically converted at the then effective Conversion Price.

Additional paid-in capital

The Company allocated the net proceeds ($6,885,000) of the financing between the Series B Convertible Preferred Stock ($3,738,827) and the warrants ($3,146,173) based upon their relative fair values as of the closing date. The Company determined the fair value of the warrants issued in the financing (including Placement Agent Warrants which were valued at $644,800) using the Black-Scholes option pricing model with the following assumptions: no dividend yield; weighted average risk free rate of 5.05%; volatility of 368% and contractual life of 5 years. The Company recorded the portion of the proceeds attributable to the stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities after determining the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity did not apply. The Company determined that the warrants meet the definition of a derivative instrument as defined in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, but do not require derivative treatment pursuant to the scope exception in paragraph 11(a) of SFAS 133.

The Company evaluated whether the embedded conversion feature in the stock required bifurcation and determined that the economic characteristics and risks of the embedded conversion feature in the stock were clearly and closely related to the stock and concluded that bifurcation was not required under SFAS 133. The Company calculated the intrinsic value of the beneficial conversion feature embedded in the stock ($2,297,157) pursuant to the guidance in EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

12.	Pension Plans

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in employment in Hong Kong. Contributions are made by the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of $2,580 (equivalent of HK$20,000). The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Company with respect to MPF Scheme is to make the required contributions.

The assets of the MPF Scheme are controlled by trustees and held separately from those of the Company. The Company met the contribution requirement, and total pension costs were $19,250 and $25,316 for the three months ended September 30, 2008 and 2007, respectively.

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

13.	Segment Information

The Company is engaged in the manufacture and distribution of DVDRs, CDRs, and non-diskette storage media (Flash cards and Micro SD). The nature of the products, their production processes, the type of their customers, and their distribution methods are substantially similar. Information for the DVDR and CDR products, flash drives, memory cards, and blu-ray are disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Flash drive and memory card		DVDR and Related Products		CDR		Blu-ray
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue from external customers	$368,630	$20,709,019	$18,529,299	$30,060,724	$2,169,297	$2,152,306	$1,810,000	$-
Segment profit	$108,798	$3,439,573	$771,393	$3,882,964	$373,789	$357,478	$915,000	$-

	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue from external customers	$186,130	$15,624,296	$5,364,294	$9,027,630	$1,187,718	$963,677	$1,810,000	$-
Segment profit	$47,879	$1,911,117	$198,581	1,411,632	$181,077	155,292	$915,000	$-

	As of		As of		As of		As of
	September 30,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,	December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)

Segment assets	$186,130	$22,981,987	$60,486,810	$33,360,110	$1,187,718	$2,388,537	$1,810,000	$-

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

13.	Segment Information (continued)

	Total
	Nine months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Revenue from external customers	$22,877,226	$52,922,049
Segment profit	$2,168,980	$7,680,015

	Three months ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Revenue from external customers	$8,548,142	$25,615,603
Segment profit	$1,342,537	$3,478,041

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Segment assets	$63,670,658	$58,730,634

INFOSMART GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in U.S. Dollars)

13.	Segment Information (continued)

Other than the production lines and equipment located in Brazil, which have carrying amounts of $10,116,383 and $11,947,265, respectively, at December 31, 2007, all of the Company’s long-lived assets are located in Hong Kong. Geographic information about net sales, which are classified based on location of the customers, is set out as follows:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Argentina	$153,631	$-	$457,126	$-
Australia	359,081	2,594,542	621,810	8,441,874
Belize	-	-	361,744	-
Brazil	3,416,347	3,651,968	10,056,978	12,960,697
China and Hong Kong	4,248,375	18.894,900	9,417,249	28,537,172
Philippine	160,587	-	459,840	-
South America	6,500	-	234,200	-
Thailand	-	22,539	39,739	449,649
Turkey	-	69,816	-	217,314
United Kingdom	-	1,046	-	166,257
United States	89,250	88,130	231,216	1,574,182
Other countries	114,371	292,662	997,324	574,904

Total	$8,548,142	$25,615,603	$22,877,226	$52,922,049

14.	Comparative Amounts

Certain amounts included in prior periods’ condensed consolidated statement of operations have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Forward Looking Statements

Certain statements in the Management’s Discussion and Analysis (“MD&A”), other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section under “Risk Factors”. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

As used in this Form 10-Q, unless the context requires otherwise, “we” or “us” or the “Company” or “Infosmart” means Infosmart Group, Inc. and its subsidiaries.

Overview

We are in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) media and recordable compact discs (“CDR”). We manufacture DVDRs with 8x and 16x writable speeds as well as CDRs with 52x writable speeds, and have been developing our DVD-R manufacturing basis in both Hong Kong and Brazil to capture the worldwide market. As the “war” between high density format DVDR (“HD-DVD”) and Blu-ray DVD formats has ended with the Blu-ray DVD format surviving in the marketplace to become the latest format of DVD recordable media, we have a new perspective in business development in the world market for the next five years. We acquired the first set of Blu-ray DVD replication systems in China and Hong Kong and will devote more resources to developing the market for Blu-ray DVD replication systems. A test order has already been successfully produced on our newly installed Anwell Blu-ray® equipment line. As the only Blu-ray® producer in Hong Kong and the first in China, we expect to see several future new orders as Blu-ray® begins to dominate the visual media market. Initial orders for short runs of a Blu-ray® disk reproduction are used to confirm Blu-ray®’s high reproduction standards are achieved prior to initiating production runs. Blu-ray® unit sales produce the highest margins of all the media the Company produces. We have customers in Western Europe, Australia, China, and South America.

We produce our products through our three main operational business subsidiaries, Info Smart Technology Limited (“IS Technology”), Info Smart International Enterprises Limited (“IS International”), and Infoscience Media Limited (“IS Media”) at our state-of-the-art DVDR manufacturing facilities in Hong Kong.

In March 2006, IS Media formed Discobras, a Brazilian company, with a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. We relocated some of our DVDR manufacturing equipment to Brazil in November 2006 and installed them in January 2007. Trial production in Brazil began in March 2007, and is currently producing at full capacity. In addition, the owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate Patent Licenses for the use of intellectual property in our new DVDR manufacturing facility in Brazil. We are currently in the process of obtaining these Patent Licenses.

In December 2006, IS Media acquired 100% of the issued and outstanding common stock of Infoscience Holdings Limited (“IS Holdings”). IS Media has a cooperation agreement with IS Holdings wherein it manufactures its DVDRs using certain patent licenses owned by IS Holdings. IS Media acquired IS Holdings to guarantee the continuation of this cooperation agreement. We also have a Brazilian subsidiary, Discobras Industria E Comercio de Electro Eletronica Limiteda (“Discobras”), which was formed in March 2006 by IS Media and a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. IS Media currently holds a 99.42% ownership interest in Discobras, and the local partner holds the remaining 0.58% ownership interest in Discobras. In addition, we incorporated a new subsidiary, Portabello Global Limited (“Portabello”), for distributing and reselling our recordable digital versatile discs and media to customers in South America.

Critical Accounting Policies and Estimates

Principles of Consolidation. The condensed consolidated financial statements include the accounts of the Company and our subsidiaries. All significant inter-company balances and transactions are eliminated on consolidation.

Minority Interests. For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary in Brazil. The Brazilian subsidiary has a social capital of $8,046,281 (equivalent to R$17,385,600), of which 99.42% or $8,000,000 (equivalent to R$17,285,600) has been subscribed by the Company. As of September 30, 2008, neither one of the two independent third parties had fully satisfied their required capital contribution by any means. The minority interests have been recognized in the accompanying financial statements.

Use of Estimates.  In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, and the estimation on useful lives of property, plant, and equipment. Actual results could differ from those estimates.

Intangible Assets. Intangible assets are license usage rights and stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by one of the Company’s subsidiaries, Infoscience Holdings Limited.

Revenue Recognition.  Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Stock-based Payment. The Company adopted the SFAS No. 123R, "Share-Based Payment" ("SFAS 123R"), using the modified prospective method. Under SFAS 123R, equity instruments issued to service providers for their services are measured at the grant-date fair value and recognized in the statement of operations over the vesting period.

Basic and Diluted Earnings per Share.  The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the periods presented.

Diluted earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The Company's common stock equivalents at September 30, 2008 include the following:

Detachable common stock warrants	28,510,347
Placement agent warrants	3,740,577
32,250,924

Trade Receivables.  Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for one year, and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories. Inventories are valued at the lower of cost or market with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to management’s projected demand requirements, market conditions, and product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

Plant and Equipment.  Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs, and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Construction in Progress. Construction in progress represents a factory under construction and production lines and equipment not ready for use, which are stated at cost less any impairment losses, and are not depreciated. Construction in progress is reclassified to the appropriate category of fixed assets when completed and ready for use.

Impairment of Long-lived Assets.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Recent Accounting Pronouncements. In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (Revised 2007), BUSINESS COMBINATIONS. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB. No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its financial statements.

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company but may be applicable to the Company’s future financial reporting.

Results of Operations

Comparison of Three Months Ended September 30, 2008 and 2007

Net Sales. For the three months ended September 30, 2008, net sales decreased relative to the three months ended September 30, 2007, from $25,615,603 to $8,548,142. The decrease in net sales is mainly due to a decrease specifically in the sale of DVDRs in Hong Kong, which resulted from our policy of geographical diversification and shift of focus from the lower margin Hong Kong markets to higher margin markets such as Asia and Brazil. Market trends show a high expectation for the new Blu-ray discs and a lower demand for DVDR discs.

Cost of Sales. Cost of sales decreased from $21,041,992, or approximately 82% of net sales for the three months ended September 30, 2007, to $4,437,490, or approximately 52% of net sales for the three months ended September 30, 2008. The decrease in cost of sales is primarily due to a corresponding decrease in sales, further reduced by effective cost controls during the third quarter of 2008.

Gross Profit. Gross profit decreased approximately 10% from $4,573,611 for the three months ended September 30, 2007 to $4,110,652 for the three months ended September 30, 2008. This decrease in gross profit was primarily due to the decrease in net sales.

Selling and Distribution Costs. For the three months ended September 30, 2008, selling and distribution costs decreased approximately 28% from $142,983 to $102,817 relative to the three months ended September 30, 2007. The decrease is attributable to lower freight expenses.

Administrative Expenses. Administrative expenses included depreciation and amortization charges, and was $2,166,313 and $1,035,288 for the three months ended September 30, 2008 and 2007, respectively. The increase in administrative expenses during the two periods was due to an expansion in the administrative operations of our Blu-ray business and an increase in legal expenses in the third quarter of 2008.

Net Income. Net income decreased approximately 61% from $3,478,041 for the three months ended September 30, 2007 to net income of $1,342,537 for the three months ended September 30, 2008. This is due to the decrease in net sales and increased administrative expenses.

Comparison of Nine Months Ended September 30, 2008 and 2007

Net Sales. For the nine months ended September 30, 2008, net sales decreased relative to the nine months ended September 30, 2007, from $52,922,049 to $22,877,226. The decrease in net sales is mainly due to the greater cost fluctuation of outsourced Flash drives and memory cards during the first nine months of 2008 as compared to the same period in 2007. We plan to explore other sources for our outsourced Flash drives and memory cards. Another factor for the decrease in net sales is a decrease specifically in the sale of of DVDRs in Hong Kong, which resulted from our policy of geographical diversification and our shift of focus from the lower margin Hong Kong markets to higher margin markets such as Asia and Brazil. Market trends show a high expectation for the new Blu-ray discs and a lower demand for DVDR discs.

Cost of Sales. Cost of sales decreased from $41,461,818, or approximately 78% of net sales for the nine months ended September 30, 2007, to $15,961,181, or approximately 69% of net sales for the nine months ended September 30, 2008. The approximately 61% decrease is mainly due to a corresponding decrease in sales and lower transportation costs incurred as a result of the operation of our Brazilian factory.

Gross Profit. Gross profit decreased approximately 39% from $11,460,231 for the nine months ended September 30, 2007 to $6,916,045 for the nine months ended September 30, 2008. This decrease in gross profit was primarily due to the decrease in our volume of sales.

Selling and Distribution Costs. For the nine months ended September 30, 2008, selling and distribution costs decreased approximately 27% from $384,032 to $278,519 relative to the nine months ended September 30, 2007. The decrease is attributable to lower freight expenses.

Administrative Expenses. Administrative expenses included depreciation and amortization charges, and was $4,450,718 and $3,220,967 for the nine months ended September 30, 2008 and 2007, respectively. The increase in administrative expenses during the two periods was due to an expansion in the administrative operations of our Blu-ray business and an increase in legal expenses, primarily in connection with financings that closed in April and June of 2008.

Net Income. Net income decreased approximately 71% from $7,680,015 for the nine months ended September 30, 2007 to $2,168,980 for the nine months ended September 30, 2008. This is due to the decrease in net sales and increased administrative expenses.

Liquidity and Capital Resources

Nine Months Ended September 30,	2008	2007	Change

Net cash (used in) provided by operating activities	$(1,354,075)	$(883,234)	$(470,841)

Net cash (used in) investing activities	(379,216)	(368,097)	(11,119)

Net cash provided by financing activities	1,908,900	1,540,080	368,820

Net cash used in operating activities was $1,354,075 for the nine months ended September 30, 2008 and $883,234 for the nine months ended September 30, 2007. The increase in net cash used in operating activities was mainly due to a decrease in trade payables and a decrease in sales volume. The decrease in trade payables was a result of cash payments but was not off-set by a collection of receivables.

Net cash used in investing activities was $379,216 for the nine months ended September 30, 2008 and $368,097 for the nine months ended September 30, 2007. The increase in net cash used in investing activities is mainly related to an increase in acquisitions of plant and equipment.

Net cash provided by financing activities was $1,908,900 for the nine months ended September 30, 2008 and $1,540,080 for the nine months ended September 30, 2007. The increase in net cash provided by financing activities was mainly due to financing proceeds in 2008.

Off-Balance Sheet Arrangements

A bank guarantee was given by a bank to an electric utility company on Infosmart’s behalf. This guarantee exempted Infosmart from the obligation of paying a deposit required by the electric utility company. This off-balance sheet arrangement has no effect on Infosmart’s liquidity, capital resources, market risk support, or credit risk support, other than allowing Infosmart to retain a $153,846 deposit that would have been required by the utility company. Infosmart is not aware of any events, demands, commitments, trends, or uncertainties that will result in, or reasonably likely to result in, the termination of this arrangement.

Other than the arrangement described above, we have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period

	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations:
Bank Indebtedness	$7,153	$6,696	$457	$—	$—
Other Indebtedness	10,405	1,889	8,516	—	—
Operating Leases	152	123	29	—	—
Total Contractual Obligations:	$17,710	$8,708	$9,002	$—	$—

Bank indebtedness consists of secured and unsecured borrowings from our banking facilities arrangements including letters of credit, bank overdrafts, and non-recurring bank loans.

Other indebtedness consists of loans and debt financing from independent third parties for working capital and the acquisition of DVDR production lines and equipment.

Operating leases amounts include a lease for factory premises under non-cancelable operating lease agreement that expires in year 2010, with an option to renew the lease. The lease is on a fixed repayment basis and does not include contingent rentals.